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As filed with the Securities and Exchange Commission on August 27, 2002

Registration No. 333-89374

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3248826 (I.R.S. Employer Identification Number)

6701 Kaiser Drive
Fremont, California 94555
(510) 284-6500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Raymond M. Withy, PhD.
President and Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 284-6500

Susan L. Thorner, Esq.
Vice President, General Counsel and Secretary
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 284-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William H. Hinman, Jr., Esq.
Simpson Thacher & Bartlett
3330 Hillview Avenue
Palo Alto, California 94304
(650) 251-5000

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 27, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$200,000,000 of 3 1/2% Convertible Subordinated Notes Due March 15, 2007 and the Common Stock Issuable upon Conversion of the Notes
9,342,060 Shares of Common Stock

        We originally issued the notes in a private placement in March 2002. This prospectus will be used by selling security holders to resell their notes and the shares of common stock issuable upon conversion of their notes. We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on September 15, 2002. The notes will mature on March 15, 2007. We may redeem the notes on or after March 20, 2005, at the prices described in this prospectus, or earlier if our common stock reaches certain levels. Holders may require us to repurchase the notes upon a change in control. The notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $27.58 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 36.2621 shares per $1,000 principal amount of notes. The notes are subordinated to our existing and future senior indebtedness.

        This prospectus will also be used by certain former shareholders and warrant holders of Hesed Biomed, Inc. to sell shares of common stock they received in connection with our November 2001 acquisition of Hesed Biomed.

        Cell Genesys, Inc. may also sell shares of our common stock pursuant to this prospectus. Cell Genesys, our former parent company, acquired shares of our preferred stock in connection with our spin-off from Cell Genesys in 1996. These shares of preferred stock were converted into shares of our common stock following our initial public offering in 1998.

        Our common stock is quoted on The Nasdaq National Market under the symbol "ABGX." The last reported sale price of our common stock on August 26, 2002 was $7.94 per share.

        Investing in the notes and our common stock involves risks. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act). Therefore, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Such reports, proxy statements and other information may be obtained:

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  by writing to the Public Reference Section or visiting the Public Reference Room of the SEC, Room 1024—Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (you may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330);

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  at the public reference facilities of the SEC's regional offices located at The Woolworth Building, 233 Broadway, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or

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  from the website maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Some locations may charge prescribed or modest fees for the copies.

INCORPORATION BY REFERENCE

        The following documents filed with the SEC are incorporated into this prospectus by reference:

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  our annual report on Form 10-K for the year ended December 31, 2001 (including the items incorporated by reference therein);

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  our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

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  our current report on Form 8-K filed on February 27, 2002;

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  the description of our common stock in our registration statement on Form 8-A filed with the SEC on May 5, 1998; and

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  the description of our rights agreement, preferred stock and preferred stock purchase rights on Form 8-A/A filed on May 14, 2002.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes and common stock under this document shall also be deemed to be incorporated herein by reference.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
Attn: Investor Relations
(510) 284-6500

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information appearing in this prospectus or a prospectus supplement or amendment or any documents incorporated by reference therein is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the SEC, including those described under "Incorporation by Reference". In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless and to the extent we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, before making an investment decision. When used in this prospectus, the terms "Abgenix," "we," "our" and "us" refer to Abgenix, Inc. and its consolidated subsidiaries, unless otherwise specified.

Abgenix, Inc.

        We are a biopharmaceutical company that develops and intends to commercialize antibody therapeutic products for the treatment of a variety of disease conditions, including cancer, inflammatory and autoimmune disorders, transplant-related diseases, cardiovascular disease and infectious diseases. We have proprietary technologies that facilitate rapid generation of highly specific, antibody therapeutic product candidates that contain fully human protein sequences and that bind to disease targets appropriate for antibody therapy. In this prospectus we refer to these candidates as fully human antibody therapeutic candidates. We developed our XenoMouse® technology, a technology using genetically modified mice to generate fully human antibodies. We also own a technology that enables the rapid identification of antibodies with desired function and characteristics, referred to as SLAM™ technology. In our XenoMax™ technology, we use SLAM technology to select and isolate antibodies with particular function and characteristics from antibody-producing cells generated by XenoMouse animals. We believe XenoMax technology enhances our capabilities in product development and flexibility in manufacturing. We intend to use our technologies to build a large and diversified product portfolio that we expect to develop and commercialize through joint development and licensing arrangements with pharmaceutical companies and others and through internal product development programs. We have entered into a variety of contractual arrangements with multiple pharmaceutical, biotechnology and genomics companies involving our XenoMouse technology. Two of our customers, Pfizer, Inc. and Amgen, Inc., have initiated clinical trials with fully human antibodies generated from XenoMouse animals. In addition, we have four proprietary antibody product candidates in clinical trials, one of which we have agreed to co-develop and commercialize with Immunex Corporation and one of which we have agreed to co-develop and commercialize with SangStat Medical Corporation.

        We were incorporated on June 24, 1996, and on July 15, 1996, were organized pursuant to a stock purchase and transfer agreement with Cell Genesys, one of the selling security holders listed in this prospectus. In 1989, Cell Genesys started our business and operations and conducted our business and operations internally within its organization as a separate company. In 1991, Cell Genesys and JT Immunotech USA Inc., the predecessor company to JT America Inc. and a medical subsidiary of Japan Tobacco, formed Xenotech, an equally owned joint venture, to develop genetically modified strains of XenoMouse mice, and to commercialize products generated from these mice. At the time of our organization, Cell Genesys assigned to us substantially all of its rights in Xenotech. On December 31, 1999, we became the sole owner of Xenotech by buying JT America's interest in Xenotech.

        Abgenix and the Abgenix logo are trademarks of Abgenix. XenoMouse is a registered trademark of Xenotech, Inc., a wholly-owned subsidiary of Abgenix. XenoMax is a trademark of Abgenix. SLAM is a trademark of our subsidiary Abgenix Biopharma, Inc. registered in Canada. This prospectus also contains trademarks of third parties.

        Our principal executive offices are located at 6701 Kaiser Drive, Fremont, California 94555, and our telephone number is (510) 284-6500. Our website address is www.abgenix.com. Our website is not part of this prospectus.

The Offering

Securities Offered	$200,000,000 principal amount of 3 1/2% Convertible Subordinated Notes due 2007.
In addition, shares of our common stock (including shares of common stock issuable upon conversion of the notes) are being offered by this prospectus.
Interest on the Notes	The notes bear interest at an annual rate of 3 1/2%. Interest is payable on March 15 and September 15 of each year, beginning September 15, 2002.
Maturity Date of the Notes	March 15, 2007.
Conversion Rights of Holders of Notes	The notes are convertible at any time prior to maturity into shares of our common stock at a conversion price of $27.58 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 36.2621 shares per $1,000 principal amount of notes. Upon conversion, holders will not receive any cash representing accrued interest. See "Description of the Notes—Conversion of Notes."
Provisional Redemption of the Notes	We may redeem the notes, in whole or in part, at any time before March 20, 2005, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption if (a) the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice and (b) the shelf registration statement of which this prospectus forms a part covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required. Upon any provisional redemption, we will make an additional payment in cash or common stock, or a combination thereof, with respect to the notes called for redemption in an amount equal to $105.00 per $1,000 principal amount of notes, less the amount of any interest actually paid on the notes on or before the date of redemption. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date.
Optional Redemption of the Notes	We may redeem the notes on or after March 20, 2005, at the redemption prices set forth in this prospectus.
Sinking Fund for the Notes	None.

Purchase of Notes at Your Option Upon Change in Control	Upon a change in control, holders of notes may require us to purchase their notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered notes upon a change in control.
Subordination of the Notes	The notes are general unsecured obligations of Abgenix. The notes are subordinated in right of payment to all existing and future senior indebtedness. The notes are also effectively subordinated to the existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of June 30, 2002, we had no senior indebtedness outstanding for purposes of the indenture, while our subsidiaries had approximately $899,000 of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles). We and our subsidiaries are not prohibited from incurring senior indebtedness or other debt under the indenture.
Use of Proceeds	All of the notes and shares of common stock are being sold by the selling security holders or their pledges, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock. See "Use of Proceeds."
Registration Rights	We have agreed to file a shelf registration statement, of which this prospectus forms a part, with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. We have agreed to use reasonable efforts to keep the registration statement effective for specified periods. If we fail to fulfill these and other obligations, we will pay additional interest on the registrable securities until we fulfill these obligations.
We have agreed to register the shares of common stock held by certain former shareholders of Hesed Biomed pursuant to a registration rights agreement we entered into with such holders.
Pursuant to our amended and restated stockholder rights agreement that we entered into in 1998 with Cell Genesys and certain other holders of our capital stock at that time, we agreed to register the shares of common stock registered by Cell Genesys hereunder.

RISK FACTORS

        An investment in the notes and the shares of common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision. Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Related to our Finances

We are an early stage company without commercial therapeutic products, and we cannot assure you that we will develop sufficient revenues in the future to sustain our business.

        You must evaluate us in light of the uncertainties and complexities present in an early stage biopharmaceutical company. Our product candidates are in early stages of development. We will require significant additional investment in research and development, preclinical testing and clinical trials, and in regulatory and sales and marketing activities, to commercialize current and future product candidates. Our product candidates, if successfully developed, may not generate sufficient or sustainable revenues to enable us to be profitable.

We have a history of losses and we expect to continue to incur losses for the foreseeable future.

        We have incurred net losses in each of the last five years of operation, including net losses of $35.9 million in 1997, $16.8 million in 1998, $20.5 million in 1999, $8.8 million in 2000, $60.9 million in 2001 and $136.2 million in the six months ended June 30, 2002. As of June 30, 2002, our accumulated deficit was $295.6 million. Our losses to date have resulted principally from:

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  research and development costs relating to the development of our XenoMouse® technology and antibody product candidates;

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  costs associated with certain agreements with Japan Tobacco and certain 1997 settlement and cross-licensing agreements with GenPharm International, Inc.;

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  in-process research and development costs and amortization of intangible assets associated with our acquisitions of Abgenix Biopharma Inc. (formerly known as ImmGenics Pharmaceuticals, Inc.), IntraImmune Therapies, Inc. and Xenotech;

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  general and administrative costs relating to our operations; and

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  impairment charges related to our strategic investments in CuraGen Corporation, ImmunoGen, Inc. and MDS Proteomics Inc.

        We expect to incur additional losses for the foreseeable future as a result of increases in our research and development costs, including costs associated with conducting preclinical development and clinical trials, and charges related to purchases of technology or other assets. We intend to invest significantly in our products prior to entering into licensing agreements. This will increase our need for capital and will result in losses for at least the next several years. We expect that the amount of operating losses will fluctuate significantly from quarter to quarter as a result of increases or decreases in our research and development efforts, the execution or termination of licensing and other contractual arrangements, and the initiation, success or failure of clinical trials.

We are currently unprofitable and may never be profitable, and our future revenues could fluctuate significantly.

        Prior to June 1996, Cell Genesys owned our business and operated it as a separate business unit. Since that time, we have funded our research and development activities primarily from private placements and public offerings of our securities and from revenues generated by our licensing and other contractual arrangements.

        We expect that substantially all of our revenues for the foreseeable future will result from payments under licensing and other contractual arrangements and from interest income. To date, payments under licensing and other agreements have been in the form of option fees, reimbursement for research and development expenses, license fees and milestone payments. Payments under our existing and any future customer agreements will be subject to significant fluctuation in both timing and amount. Our revenues may not be indicative of our future performance or of our ability to continue to achieve such milestones. Our revenues and results of operations for any period may also not be comparable to the revenues or results of operations for any other period. We may not be able to:

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  enter into further co-development, licensing or other agreements;

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  successfully complete preclinical development or clinical trials;

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  obtain required regulatory approvals;

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  successfully develop, manufacture and market product candidates; or

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  generate additional revenues or profitability.

        Our failure to achieve any of the above goals would materially harm our business, financial condition and results of operations.

We may require additional financing, and an inability to raise the necessary capital or to do so on acceptable terms would threaten the continued success of our business.

        We will continue to expend substantial resources for the expansion of research and development, including costs associated with conducting preclinical development and clinical trials. In the six months ended June 30, 2002, we spent $67.9 million on research and development and in the years ended December 31, 2001, 2000 and 1999, we spent $96.2 million, $50.1 million and $21.1 million, respectively, on research and development. Regulatory and business factors will require us to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of, and regulatory approvals for, product candidates. The amounts of the expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, which may adversely affect our liquidity and capital resources. Our future liquidity and capital requirements will depend on many factors, including:

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  the scope and results of preclinical development and clinical trials;

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  the retention of existing and establishment of further co-development, licensing and other agreements, if any;

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  continued scientific progress in our research and development programs;

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  the size and complexity of these programs;

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  the cost of establishing manufacturing capabilities and conducting commercialization activities and arrangements;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense of filing and prosecuting patent applications, and enforcing and defending against patent claims;

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  our investment in, or acquisition of, other companies;

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  the amount of product or technology in-licensing in which we engage; and

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  other factors not within our control.

        We believe that our current cash balances, cash equivalents, marketable securities, and the cash generated from our licensing and other contractual arrangements will be sufficient to meet our operating and capital requirements for at least one year. However, because of the uncertainties in our business, including the uncertainties listed above, we cannot assure you that this will be the case. In addition, we may choose to obtain additional financing from time to time. We may choose to raise additional funds through public or private financing, licensing and other agreements or arrangements. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us or at all. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt financing, if available, may subject us to restrictive covenants. We may also choose to obtain funding through licensing and other contractual arrangements. Such agreements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed would harm our business, financial condition and results of operations.

Our strategic investments in two companies expose us to equity price risk and our investments in those companies may be deemed impaired, which would affect our results of operations.

        We are exposed to equity price risk on our strategic investments in CuraGen, ImmunoGen and MDS Proteomics and we may elect to make additional similar investments in the future. As of June 30, 2002, we had a cost basis of $12.8 million in CuraGen common stock, which reflected the public trading price on that date of $5.63 per share. We also had a cost basis on June 30, 2002, of $2.1 million of ImmunoGen common stock, which reflected the public trading price on that date of $2.69. We typically do not attempt to reduce or eliminate our market exposure on these types of investments. Under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the CuraGen and ImmunoGen investments are designated as available-for-sale and are reported at fair value on our balance sheet. Unrealized holding gains and losses on available-for-sale securities generally are excluded from earnings and reported as a component of stockholders' equity. However, if a decline in the fair value of available-for-sale securities is judged to be other than temporary, the cost basis of the security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings as an impairment charge. Under our accounting policy, marketable equity securities are presumed to be impaired if their fair value is less than their cost basis for more than six months, absent compelling evidence to the contrary. At March 31, 2002, our investments in CuraGen and ImmunoGen common stock had traded below their original cost basis for more than six months, at which time we deemed that an impairment of these investments had occurred. Additionally, at June 30, 2002, these same investments were trading below their March 31, 2002 values, at which time we determined that a further impairment had occurred. Accordingly, we recorded impairment charges of $34.7 million and $30.4 million, in the first and second quarters of 2002, respectively, which are recorded in our results of operations. The amount of the charge in the first quarter was based on the difference between the market price of the securities as of March 31, 2002, and our original cost basis. The amount of the charge in the second quarter was based on the difference between the market price of these securities as of June 30, 2002, and our cost basis as of March 31, 2002. As of June 30, 2002, the cost basis of these investments reflected the public trading prices on June 30, 2002, which is recorded in long-term investments on the balance sheet. If we deem these investments further impaired at the end of any future period, we may incur an additional impairment charge on these investments. We purchased $15 million of CuraGen in December 1999 at price of $17.90 per share and $50 million of CuraGen common stock in November 2000 at a price of $34.69 per share. We purchased $15 million of ImmunoGen common stock in September 2000 at a price of $19.00 per share. The public trading prices of the shares of both companies have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares continue to trade below their new cost bases in future periods, we may incur additional impairment charges relating to these investments. The amounts of these charges, if any, will equal our unrealized loss on these securities as of the end of the relevant periods.

        In addition, we invested $15.0 million in MDS Proteomics, a privately held company, in connection with our collaboration with that company. Because MDS Proteomics is a private company and its securities are not publicly traded, the value of our investment is inherently more difficult to estimate than an investment in a publicly traded company. As of June 30, 2002, we estimated that the value of our investment had declined to $7.9 million and that an impairment of our investment had occurred. Accordingly, we recorded an impairment charge of $7.1 million on this investment in the second quarter of 2002. The amount of the charge in the second quarter was based on the difference between the estimated value as determined by our management and our original cost basis. As of June 30, 2002, the cost basis of this investment reflected the new estimated value, which is recorded in long-term investments on the balance sheet. We understand that MDS Proteomics has recently undergone a corporate reorganization. We will continue to monitor this investment for impairment and, if we deem our investment in MDS Proteomics further impaired at the end of any future period, we may incur an additional impairment charge on this investment.

Risks Related to the Development and Commercialization of our Products

Our XenoMouse and XenoMax technologies may not produce safe, efficacious or commercially viable products, which will be critical to our ability to generate revenues from our products.

        Our XenoMouse and XenoMax technologies are new approaches to developing antibodies as products for the treatment of diseases and medical disorders. We have not commercialized any antibody therapeutic products based on our technologies. Moreover, we are not aware of any commercialized, fully human antibody therapeutic products that have been generated from any technologies similar to ours. Our antibody therapeutic product candidates are still at an early stage of development. We have initiated clinical trials with respect to three proprietary fully human antibody therapeutic product candidates, and our collaborators have initiated clinical trials with respect to two other fully human antibody therapeutic product candidates generated by XenoMouse technology. We cannot be certain that either XenoMouse technology or XenoMax technology will generate antibodies against every antigen to which they are exposed in an efficient and timely manner, if at all. Furthermore, XenoMouse technology and XenoMax technology may not result in any meaningful benefits to our current or potential customers or in product candidates that are safe and efficacious for patients. Our failure to generate antibody therapeutic product candidates that lead to the successful commercialization of products would materially harm our business, financial condition and results of operations.

If we do not successfully develop our products, or if they do not achieve commercial success, our business will be materially harmed.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

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  delays in product development, clinical testing or manufacturing;

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  unplanned expenditures in product development, clinical testing or manufacturing;

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  failure in clinical trials or failure to receive regulatory approvals;

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  emergence of superior or equivalent product development technologies or products;

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  inability to manufacture on our own, or through others, product candidates on a commercial scale;

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  inability to market products due to third-party proprietary rights;

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  election by our customers not to pursue product development;

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  failure by our customers to develop products successfully; and

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  failure to achieve market acceptance.

        Because of these risks, our research and development efforts and those of our customers and collaborators may not result in any commercially viable products. Our failure to successfully complete a significant portion of these development efforts, to obtain required regulatory approvals or to achieve commercial success with any approved products would materially harm our business, financial condition and results of operations.

        In addition, our recent decision to terminate or wind down our clinical programs for developing ABX-IL8 has reduced the diversity of our product portfolio. We hope to be able to make up for this loss of diversity through the number of potential new product candidates we have in preclinical development. However, to the extent that we are unable to maintain a broad and diverse range of product candidates, our success would depend more heavily on one or a few product candidates.

Before we commercialize and sell any of our product candidates, we must conduct clinical trials, which are expensive and have uncertain outcomes.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials.

        Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including changes in regulatory policy during the period of product development.

        Four of our proprietary product candidates, ABX-CBL, ABX-IL8, ABX-EGF and ABX-MA1, are in clinical trials. Patient follow-up for these clinical trials has been limited because these trials have been ongoing for a relatively short period of time. To date, data obtained from these clinical trials have been insufficient to demonstrate safety and efficacy under applicable Food and Drug Administration, or FDA, guidelines. As a result, these data will not support an application for regulatory approval without further clinical trials. Clinical trials that we conduct or that third parties conduct on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for any of our product candidates. We expect to commence new clinical trials from time to time in the course of our business as our product development work continues. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates.

        In addition, we have ongoing research projects that may lead to product candidates, but we have not submitted INDs nor begun clinical trials for these projects. Our preclinical or clinical development efforts may not be successfully completed, we may not file further INDs and clinical trials may not commence as planned.

        Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. However, we estimate that clinical trials of the type we generally conduct are completed over the following timelines:

Clinical Phase	Estimated Completion Period
Phase I	1 Year
Phase II	1-2 Years
Phase III	2-4 Years

        Many factors may delay our commencement and rate of completion of clinical trials, including:

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  the number of patients that ultimately participate in the trial;

  •
  the duration of patient follow-up that seems appropriate in view of the results;

  •
  the number of clinical sites included in the trials; and

  •
  the length of time required to enroll suitable patient subjects.

        We have limited experience in conducting and managing clinical trials. We rely on third parties, including our customers, to assist us in managing and monitoring clinical trials. Our reliance on these third parties may result in delays in completing, or in failure to complete, these trials if the third parties fail to perform under our agreements with them.

        Our product candidates may fail to demonstrate safety or efficacy in clinical trials. For example, in January 2002 and May 2002, respectively, we announced that clinical trials of our proprietary product candidate ABX-IL8 as a treatment for rheumatoid arthritis and psoriasis did not support further clinical studies of that product candidate. These and other potential failures may delay the development of other product candidates. As a result of these failures, we may also be unable to obtain additional financing. In addition, failures in our clinical trials can lead to additional research and development charges. For example, our recent decision to wind down our clinical trials for ABX-IL8 led us to record a charge of $6.7 million relating to clinical supplies that we had previously capitalized. Any delays in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

We currently rely on third-party manufacturers, and we may have difficulty conducting clinical trials of our product candidates if a manufacturer does not perform in accordance with our expectations.

        To date we have relied on a single contract manufacturer, Lonza Biologics, to produce ABX-CBL, ABX-IL8 and ABX-EGF under good manufacturing practice regulations, for use in our clinical trials. We may also rely on other contract manufacturers from time to time to produce our product candidates for use in our clinical trials. For example, Fred Hutchinson Cancer Research Center produces ABX-MA1 for use in our clinical trials. While our Fremont manufacturing facility is expected to be operational by the end of 2002, thus creating additional capacity, which we will control, we cannot assure you that this facility will open when expected. In November 2000, we entered into a manufacturing supply agreement with Lonza, under which Lonza is making available exclusively to us, for a period of five years, a cell culture production suite, with associated purification capacity, within Lonza's facility. The agreement includes an option to extend the initial five-year term. The dedicated cell culture production suite is operational and became available to us in the third quarter of 2001. Although we have gained access through this agreement to production capacity and scheduling flexibility similar to owning the production capability, Lonza retains responsibility for, and control over, staffing and operating the facility. In July 2001, we entered into an agreement granting us an option to negotiate an additional manufacturing supply agreement that would have provided us additional capacity. In July 2002, after evaluation of our revised capacity needs, we notified Lonza that we have decided not to continue these negotiations.

        Lonza has a limited number of facilities in which it can produce our product candidates and has limited experience in manufacturing them in quantities sufficient for conducting clinical trials or for commercialization. We currently rely on Lonza to produce our product candidates under good manufacturing practice regulations that meet acceptable standards for our clinical trials.

        Third-party manufacturers may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA and other applicable regulations, production costs, and development of advanced manufacturing techniques and process controls. Our third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required by us to successfully produce and market our product candidates. The failure of our third-party manufacturers to deliver the required quantities of our product candidates for clinical use on a timely basis and at commercially reasonable prices, and our failure to find replacement manufacturers or develop our own manufacturing capabilities, would materially harm our business, financial condition and results of operations.

Our own ability to manufacture is uncertain, which may make it more difficult for us to develop and sell our products.

        We are building our own manufacturing facility for the manufacture of product candidates for clinical trials and to support the potential early commercial launch of a limited number of products, in each case, in compliance with FDA and European good manufacturing practices. In May 2000, we signed a long-term lease for a building to contain this manufacturing facility. Construction has started and we expect this facility to be operational by the end of 2002. The costs of the facility, including design fees, permits, validation, leasehold improvements and equipment, will approximate $140 million. Construction of this facility may take longer than expected, and the planned and actual construction costs of building and qualifying the facility for regulatory compliance may be higher than expected. In addition, if the commercial launch of one or more of our product candidates proves successful, we will likely need to use one or more third-party facilities to produce these products in sufficient quantities. The process of manufacturing antibody therapeutic products is complex. We have no experience in the clinical or commercial scale manufacturing of our existing product candidates, or any other antibody therapeutic products. Also, we will need to manufacture such antibody therapeutic products in a facility and by a process that comply with FDA, European and other regulations. It may take a substantial period of time to begin producing antibodies in compliance with those regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. Our inability to establish and maintain a manufacturing facility within our planned time and cost parameters could materially harm the development and sales of our products and our financial performance.

        We also may encounter problems with the following:

  •
  production yields;
  •
  quality control and assurance;
  •
  availability of qualified personnel;
  •
  on-going compliance with FDA regulations;
  •
  production costs; and
  •
  development of advanced manufacturing techniques and process controls.

        We continually evaluate our options for commercial production of our antibody therapeutic products, which include use of third-party manufacturers, establishing our own commercial scale manufacturing facility or entering into a manufacturing joint venture relationship with a third party. We are aware of only a limited number of companies on a worldwide basis that operate manufacturing facilities in which our product candidates can be manufactured under good manufacturing practice regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing antibodies to begin producing antibodies under good manufacturing practice regulations. We may not be able to contract with any of these companies on acceptable terms, if at all.

        In addition, the FDA and other regulatory authorities will require us to register any manufacturing facilities in which our antibody therapeutic products are manufactured. The FDA and other regulatory authorities will then subject the facilities to inspections confirming compliance with FDA good manufacturing practice or other regulations. Our failure or the failure of our third-party manufacturers to maintain regulatory compliance would materially harm our business, financial condition and results of operations.

The successful growth of our business depends to a large extent on our ability to find third-party collaborators to develop and commercialize many of our product candidates.

        Our strategy for the development and commercialization of antibody therapeutic products depends, in large part, upon the formation of collaboration agreements with third parties. Potential third parties include pharmaceutical and biotechnology companies, technology companies, academic institutions and other entities. We must enter into these agreements to successfully develop and commercialize product candidates. These agreements are necessary in order for us to:

  •
  access proprietary antigens for which we can generate fully human antibody products;
  •
  fund our research and development activities;
  •
  fund preclinical development, clinical trials and manufacturing;
  •
  seek and obtain regulatory approvals; and
  •
  successfully commercialize existing and future product candidates.

        Our ability to continue our current collaborations and to enter into additional third party collaborations is dependent in large part on our ability to successfully demonstrate that our XenoMouse technology is an attractive method of developing fully human antibody therapeutic products. We have generated only a limited number of fully human antibody therapeutic product candidates pursuant to our collaboration agreements and only five fully human antibody therapeutic product candidates generated with XenoMouse technology have entered clinical testing. We announced in May 2002 that one of these product candidates has not met our expectations. In addition, our current expectations of the number of INDs to be filed by our collaborators are lower than our previous estimates. Our failure to maintain our existing collaboration agreements or to enter into additional agreements could materially harm our business, financial condition and results of operations.

        Our dependence on licensing, collaboration and other agreements with third parties subjects us to a number of risks. These agreements may not be on terms that prove favorable to us, and we typically afford our collaborators significant discretion in electing whether to pursue any of the planned activities. Licensing and other contractual arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. We cannot control the amount or timing of resources our collaborators may devote to the product candidates, and collaborators may not perform their obligations as expected. Additionally, business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under the arrangement. Even if we fulfill our obligations under an agreement, typically our collaborators can terminate the agreement at any time following proper written notice. The termination or breach of agreements by our collaborators, or the failure of our collaborators to complete their obligations in a timely manner, could materially harm our business, financial condition and results of operations. If we are not able to establish further collaboration agreements or any or all of our existing agreements are terminated, we may be required to seek new collaborators or to undertake product development and commercialization at our own expense. Such an undertaking may:

  •
  limit the number of product candidates that we will be able to develop and commercialize;
  •
  reduce the likelihood of successful product introduction;
  •
  significantly increase our capital requirements; and
  •
  place additional strain on our management's time.

        Existing or future collaborators may pursue alternative technologies, including those of our competitors. These types of transactions could have the effect of making a collaboration with us less attractive to them for a number of reasons. For example, if an existing collaborator purchases a company that is one of our competitors, that company could be less willing to continue its collaboration with us. In addition, a company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential new collaborators or disagreements between us and our collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time-consuming and expensive litigation or arbitration. The decision by our collaborators to pursue alternative technologies or the failure of our collaborators to develop or commercialize successfully any product candidate to which they have obtained rights from us could materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which will require us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous domestic government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

  •
  adversely affect the successful commercialization of any drugs that we or our customers develop;
  •
  impose costly procedures on us or our customers;
  •
  diminish any competitive advantages that we or our customers may attain; and
  •
  adversely affect our receipt of revenues or royalties.

        Certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may withdraw any required approvals after we obtain them. We may not maintain compliance with other regulatory requirements. Further, if we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we or our third-party manufacturers may be subject to sanctions, including:

  •
  delays;

  •
  warning letters;

  •
  fines;

  •
  product recalls or seizures;

  •
  injunctions;

  •
  refusal of the FDA to review pending market approval applications or supplements to approval applications;

  •
  total or partial suspension of production;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications; and

  •
  criminal prosecutions.

        In many instances we expect to rely on our customers and co-developers to file INDs and generally direct the regulatory approval process for products derived from our technologies. These customers and co-developers may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If they fail to obtain required governmental approvals, we will experience delays in or be precluded from marketing or realizing the commercial benefits from the marketing of products derived from our technologies. In addition, our failure to obtain the required approvals would preclude the commercial use of our products. Any such delays and limitations may materially harm our business, financial condition and results of operations.

        We and our third-party manufacturers also are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and the FDA must approve these facilities before we can use them in commercial manufacturing of our products. We or our third-party manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. The failure of us or our third-party manufacturers to comply with these requirements would materially harm our business, financial condition and results of operations.

If our products do not gain market acceptance among the medical community, our revenues would greatly decline.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness of our product candidates;

  •
  their potential advantage over alternative treatment methods;

  •
  reimbursement policies of government and third-party payors; and

  •
  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept or utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

We do not have marketing and sales experience, which may require us to rely on others to market and sell our products and may make it more challenging for us to commercialize our product candidates.

        Although we have been marketing our XenoMouse technology to potential customers and collaborators for several years, we do not have marketing, sales or distribution experience or capability with respect to our therapeutic product candidates. We intend to enter into arrangements with third parties to market and sell most of our therapeutic product candidates when we commercialize them, which may be as early as 2004. We may not be able to enter into these marketing and sales arrangements with others on acceptable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues, if any, will depend on the efforts of others. These efforts may not be successful. If we are unable to enter into third-party arrangements, we will need to develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product candidate approved by the FDA. We may not successfully develop marketing and sales capabilities or have sufficient resources to do so. If we do develop such capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. Our failure to enter into successful marketing arrangements with third parties and our inability to conduct such activities ourselves would materially harm our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        Our success depends in part on our ability to:

  •
  obtain patents;

  •
  protect trade secrets;

  •
  operate without infringing the proprietary rights of others; and

  •
  prevent others from infringing our proprietary rights.

        We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We attempt to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. However, the patent position of biopharmaceutical companies involves complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patent applications will be approved or any resulting patents will be enforced. In addition, third parties may challenge, invalidate or circumvent any of our patents, once they are issued. Thus, any patents that we own or license from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection for our technology or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information, and, in addition, the parties may breach such agreements. Also, our trade secrets may otherwise become known to, or be independently developed by, our competitors. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed.

We may face challenges from third parties regarding the validity of our patents and proprietary rights, or from third parties asserting that we are infringing on their patents or proprietary rights, which could result in litigation that would be costly to defend and could deprive us of valuable rights.

        Parties have conducted research for many years in the antibody and transgenic animal fields. The term "transgenic", when applied to an animal, such as a mouse, refers to an animal that has chromosomes into which human genes have been incorporated. This research has resulted in a substantial number of issued patents and an even larger number of pending patent applications. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may unintentionally infringe the patents or violate other proprietary rights of third parties. Such infringement or violation may prevent us and our customers from pursuing product development or commercialization. Such a result could materially harm our business, financial condition and results of operations.

        In March 1997, we entered into a cross-license and settlement agreement with GenPharm to avoid protracted litigation. Under the cross-license, we licensed on a non-exclusive basis certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, that produce fully human antibodies that are integral to our products and business. Our business, financial condition and results of operations could be materially harmed if any of the parties breaches the cross-license agreement.

        Glaxo SmithKline, plc, or Glaxo, has a family of patents relating to certain methods for generating monoclonal antibodies that Glaxo is asserting against Genentech, Inc. in litigation that was commenced in 1999. On May 4, 2001, Genentech announced that a jury had determined that Genentech had not infringed Glaxo's patents and that all of the patent claims asserted against Genentech are invalid. We understand that Glaxo has filed a notice of appeal with the Court of Appeals for the Federal Circuit. If any of the claims of these patents are finally determined in the litigation to be valid, and if we were to use manufacturing processes covered by the patents to make our products, we may then need to obtain a license should one be available. Should a license be denied or unavailable on commercially reasonable terms, we may have difficulties commercializing one or more of our products in any territories in which these claims were in force.

        Genentech, Johnson & Johnson, Glaxo and Transkaryotic Therapies, Inc. each owns or controls a U.S. patent that relates to recombinant cell lines or methods of generating recombinant cell lines for the production of antibodies. If we were to use a production system covered by any of these patents, we may then need to obtain a license should one be available. Our failure to obtain a license at all or on commercially reasonable terms could impede commercialization of one or more of our products in any territories in which these patent claims were in force.

        Genentech owns a U.S. patent that issued in June 1998 relating to inhibiting the growth of tumor cells that involves an antibody that binds to an epidermal growth factor receptor, or an anti-EGF receptor antibody, in combination with a cytotoxic factor, which is a substance having a toxic effect on cells. ImClone Systems, Inc. owns or is licensed under a U.S. patent that issued in April 2001, relating to inhibiting the growth of tumor cells that involves an anti-EGF receptor antibody in combination with an anti-neoplastic, or anti-tumor, agent. We do not believe based on our review that either the Genentech or ImClone patent would be successfully asserted against any planned commercial sales of ABX-EGF. We believe that currently all of our activities relating to anti-EGF receptor monoclonal antibodies are within the exemption provided by the U.S. patent laws for uses reasonably related to obtaining FDA approval of a drug. We do not expect the scope of our product development plans to change in the future prior to filing an application for a biologic license with the FDA. If a court determines that the claims of either the Genentech patent or the ImClone patent cover our activities with ABX-EGF and are valid, such a decision may require us to obtain a license to Genentech's or ImClone's patent, as the case may be, to label and sell ABX-EGF for certain combination therapies. Our failure to obtain a license, or to obtain a license on commercially reasonable terms, could impede our commercialization of ABX-EGF in the United States.

        In 2000, the Japanese Patent Office granted a patent to Kirin Beer Kabushiki Kaisha, one of our competitors, relating to non-human transgenic mammals. Kirin has filed corresponding patent applications in Europe and Australia. Kirin may also have filed a corresponding patent application in the United States. Our licensee, Japan Tobacco, has filed opposition proceedings against the Kirin patent. We cannot predict the outcome of those opposition proceedings, which may take years to be resolved.

        Extensive litigation regarding patents and other intellectual property rights has been common in the biotechnology and pharmaceutical industries. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings, and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  •
  enforce patents that we own or license;

  •
  protect trade secrets or know-how that we own or license; or

  •
  determine the enforceability, scope and validity of the proprietary rights of others.

        Our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. An adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require us to seek licenses that may not be available from third parties. An adverse determination in a judicial or administrative proceeding, or a failure to obtain necessary licenses, may restrict or prevent us from manufacturing and selling our products, if any. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes could materially harm our business, financial condition and results of operations.

Risks Related to Our Industry

We face intense competition and rapid technological change, and if we fail to develop products that keep pace with new technologies and that gain market acceptance, our product candidates or technologies could become obsolete.

        The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to antibody therapy. These companies have commenced clinical trials of antibody therapeutic product candidates or have successfully commercialized antibody therapeutic products. Many of these companies are addressing the same diseases and disease indications as we or our customers are. Also, we compete with companies that offer antibody generation services to companies that have antigens. These competitors have specific expertise or technology related to antibody development and introduce new or modified technologies from time to time. These companies include GenPharm, a wholly-owned subsidiary of Medarex; Medarex's collaborator, Kirin Brewing Co. Ltd.; Genmab A/S; Cambridge Antibody Technology Group plc; Protein Design Labs, Inc.; MorphoSys AG; Xenerex Biosciences Inc., a subsidiary of Avanir Pharmaceuticals; and XLT Biopharmaceuticals Ltd.

        Some of our competitors have received regulatory approval of or are developing or testing product candidates that may compete directly with our product candidates. For example, SangStat, Novartis, Pharmacia and Roche market organ transplant rejection products that may compete with ABX-CBL, which is in clinical trials. In addition, MedImmune, Inc. has a potential antibody product candidate in clinical trials for graft versus host disease that may compete with ABX-CBL. We are also aware that ImClone, AstraZeneca, plc, Glaxo and a collaboration of OSI Pharmaceuticals, Inc., Genentech and Roche have potential antibody and small molecule product candidates in clinical development that may compete with ABX-EGF, which is also in clinical trials. Furthermore, we are aware that AstraZeneca has received licensing approval in Japan for its experimental cancer drug Iressa, which may compete with ABX-EGF.

        Many of these companies and institutions, either alone or together with their customers, have substantially greater financial resources and larger research and development staffs than we do. In addition, many of these competitors, either alone or together with their customers, have significantly greater experience than we do in:

  •
  developing products;

  •
  undertaking preclinical testing and human clinical trials;

  •
  obtaining FDA and other regulatory approvals of products; and

  •
  manufacturing and marketing products.

        Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products before we do. If we commence commercial product sales, we will be competing against companies with greater marketing and manufacturing capabilities, areas in which we have limited or no experience.

        We also face, and will continue to face, competition from academic institutions, government agencies and research institutions. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. In addition, any product candidate that we successfully develop may compete with existing therapies that have long histories of safe and effective use. Competition may also arise from:

  •
  other drug development technologies and methods of preventing or reducing the incidence of disease;

  •
  new small molecules; or

  •
  other classes of therapeutic agents.

        Developments by competitors may render our product candidates or technologies obsolete or non-competitive. We face and will continue to face intense competition from other companies for agreements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology. These competitors, either alone or with their customers, may succeed in developing technologies or products that are more effective than ours.

We face uncertainty over reimbursement and healthcare reform, which, if determined adversely to us, could seriously hinder the market acceptance of our products.

        In both domestic and foreign markets, sales of our product candidates will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers and private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare, which could further limit reimbursement for pharmaceuticals. The failure of the government and third-party payors to provide adequate coverage and reimbursement rates for our product candidates could adversely affect the market acceptance of our products. The failure of our products to receive market acceptance would materially harm our business, financial condition and results of operations.

Other Risks Related to Our Company

We may experience difficulty in the integration of any future acquisition with the operations of our business.

        We may from time to time seek to expand our business through corporate acquisitions. Our acquisition of companies and businesses and expansion of operations, involve risks such as the following:

  •
  the potential inability to identify target companies best suited to our business plan;

  •
  the potential inability to successfully integrate acquired operations and businesses and to realize anticipated synergies, economies of scale or other expected value;

  •
  incurrence of expenses attendant to transactions that may or may not be consummated; and

  •
  difficulties in managing and coordinating operations at multiple venues, which, among other things, could divert our management's attention from other important business matters.

        In addition, our acquisition of companies and businesses and expansion of operations may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense or other charges to expense.

The future growth and success of our business will depend on our ability to continue to attract and retain our employees and consultants.

        For us to pursue product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Our inability to attract and retain qualified personnel might materially harm our business, financial condition and results of operations.

We have implemented a stockholder rights plan and are subject to other anti-takeover provisions, which could deter a party from effecting a takeover of us at a premium to our then-current stock price.

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended and restated in November 1999 and May 2002. The stockholder rights plan and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. This could limit the price that certain investors might be willing to pay in the future for our common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;
  •
  eliminate the right of stockholders to act by written consent without a meeting;
  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and
  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

We face product liability risks and may not be able to obtain adequate insurance, and if we are held liable for an uninsured claim or a claim in excess of our insurance limits, our business, financial condition and results of operations may be harmed.

        The use of any of our product candidates in clinical trials, and the sale of any approved products, may expose us to liability claims resulting from such use or sale of our products. Consumers, healthcare providers, pharmaceutical companies or others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our clinical trials, under which the coverage limits are $5.0 million per occurrence and $5.0 million in the aggregate. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for product candidates in development. We may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, our business, financial condition and results of operations may be materially harmed.

Our operations involve hazardous materials, and we could be held responsible for any damages caused by such materials.

        Our research and manufacturing activities involve the controlled use of hazardous materials. In addition, although we maintain insurance for harm to employees and to our facilities caused by hazardous materials, we do not insure against any other harm (including harm to the environment) caused by the use of hazardous materials on our premises. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations.

We do not intend to pay cash dividends on our common stock.

        We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

Our stock price is highly volatile, and may affect the volatility of the notes and our common stock.

        The market price and trading volume of our common stock are volatile, and we expect such volatility to continue for the foreseeable future. For example, during the period between July 1, 2001 and June 30, 2002, our common stock closed as high as $44.10 per share and as low as $9.32 per share. This may impact your decision to buy or sell our common stock. Factors affecting our stock price include:

  •
  our financial results;

  •
  fluctuations in our operating results;

  •
  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

  •
  published reports by securities analysts;

  •
  developments in our clinical trials and in clinical trials for potentially competitive product candidates;

  •
  government regulation;

  •
  changes in reimbursement policies;

  •
  developments in patent or other proprietary rights;

  •
  developments in our relationship with customers;

  •
  public concern as to the safety and efficacy of our products; and

  •
  general market conditions.

If we were deemed to be an investment company, we would become subject to provisions of the Investment Company Act that likely would have a material adverse impact on our business.

        A company is required to register as an investment company under the Investment Company Act of 1940, or the 1940 Act, if, among other things, and subject to various exceptions:

  •
  it is or holds itself out to be engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

  •
  it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such company's total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

        A major portion of our assets has been invested in investment grade interest-bearing securities. Such investments could in some circumstances require us to register as an investment company under the 1940 Act. Registration under the 1940 Act, or a determination that we failed to register when required to do so, could have a material adverse impact on us. We believe that we are and will remain exempt from the registration requirements, but absent interpretation by the courts or the SEC of the relevant exemption as applied to companies engaged in research and development, this result cannot be assured. In addition, a change in our allocation of assets on account of 1940 Act concerns could reduce the rate of return on our liquid assets.

Risks Related to the Notes

Increased leverage as a result of our offering of the notes may harm our financial condition and results of operations.

        At June 30, 2002, we had $200 million of outstanding debt, including the notes. We may incur additional indebtedness in the future and the notes do not restrict our future incurrence of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of any interest or amortization required with respect to outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets; or

  •
  to reduce or delay planned capital expenditures.

        Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes are unsecured and will be subordinated to our senior indebtedness and effectively subordinated to all liabilities of our subsidiaries.

        The notes are unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness and will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. As of June 30, 2002, we had no consolidated indebtedness and other obligations ranking senior to the notes. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of the Notes—Subordination of Notes."

We may not have sufficient cash to purchase the notes, if required, upon a change in control.

        Holders of notes may require us to purchase all or any portion of their notes upon the occurrence of a change in control. We may not have sufficient cash funds to purchase the notes upon such a change in control. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance the notes, we would be prohibited from purchasing the notes upon a change in control. If we were unable to purchase the notes upon a change in control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

There is no public market for the notes and transfers of the notes will be restricted.

        There is no established public trading market for the notes. We cannot be sure that any market for the notes will develop, or that any market that develops will last. If an active market for the notes fails to develop or continue, the trading price of the notes could be harmed. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

USE OF PROCEEDS

        All of the notes and the shares of our common stock are being sold by the selling security holders or their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock. See "Selling Security Holders."

DEFICIENCY OF EARNINGS TO FIXED CHARGES

        The following table sets forth our deficiency of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Deficiency of Earnings to Fixed Charges	$(136,160)	$(22,430)	$(60,856)	$(8,793)	$(19,499)	$(16,827)	$(35,880)

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of March 4, 2002 between us and State Street Bank and Trust Company of California, N.A., as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

        In this section of the prospectus entitled "Description of the Notes," when we refer to "Abgenix," "we," "our," or "us," we are referring to Abgenix, Inc. and not any of its subsidiaries.

General

        The notes are general unsecured obligations of Abgenix and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into common stock as described under "—Conversion of Notes." The notes are limited to $200,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 15, 2007, unless earlier redeemed at our option or purchased by us at your option upon a change in control.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Abgenix, except to the extent described under "—Purchase of Notes at the Option of Holders Upon a Change in Control."

        The notes bear interest at the annual rate of 3 1/2%. Interest is payable on March 15 and September 15 of each year, beginning September 15, 2002, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are March 1 and September 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        Holders of notes have the right, at their option, to convert their notes into shares of our common stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion price of $27.58 per share, subject to the adjustments described below. This is equivalent to a conversion rate of approximately 36.2621 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If holders submit their notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), holders must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and holders surrender notes for conversion on a date that is not an interest payment date, holders will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

        If the notes are called for redemption or are subject to purchase following a change in control, the conversion rights of holders on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case, a holder's conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If holders have submitted notes for purchase upon a change in control, they may only convert those notes if they withdraw the election in accordance with the indenture.

        We will adjust the conversion price upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash referred to in clause (5) below; and distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving Abgenix; or

  •
  a sale or conveyance to another person of the property and assets of Abgenix as an entirety or substantially as an entirety;

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        Holders may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

  •
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new payment blockage notice may be given until:

  •
  365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

  •
  all scheduled payments on the notes that have come due have been paid in full.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        Our subsidiaries are separate and distinct legal entities. Our present subsidiaries and any subsidiaries we establish or acquire in the future will have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of June 30, 2002, we had no senior indebtedness outstanding and our subsidiaries had approximately $899,000 of outstanding indebtedness and trade payables (excluding intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles) to which the notes are effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or other debt under the indenture. If we incur senior or other debt, our ability to pay our obligations on the notes could be affected. We may from time to time incur senior or other indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        The term "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document creating or evidencing the indebtedness may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        The term "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, notes, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Abgenix or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of (A) leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet, and (B) ground leases we may enter into in the future with respect to our facilities in Fremont, California;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        The term "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Abgenix whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Abgenix, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

  (2)
  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary;

  (3)
  any indebtedness of or amounts owed by us for compensation to our employees, for goods or materials we purchased in the ordinary course of business, or for services; and

  (4)
  the notes issued pursuant to the indenture.

Provisional Redemption

        We may redeem any portion of the notes at any time prior to March 20, 2005 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest to the redemption date if (1) the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the common stock, of which this prospectus forms a part, is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes equal to $105.00 per $1,000 note, minus the amount of any interest actually paid on the note on or prior to the redemption date. We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the notice. The "make whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of such common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date.

        Because the sale price of our common stock will be determined prior to the redemption date, holders of the notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the redemption date.

Optional Redemption

        Except as set forth under "—Provisional Redemption," the notes may not be redeemed at our option prior to March 20, 2005. Thereafter the notes may be redeemed at our option in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes. The redemption prices (expressed as a percentage of principal amount) are as follows for notes redeemed during the periods set forth below:

Period	Redemption Price
Beginning on March 20, 2005 through March 14, 2006	100.875%
Beginning on March 15, 2006 and thereafter	100.000%

in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

        If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder's notes is selected for partial redemption and a holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at the Option of Holders upon a Change in Control

        If a change in control occurs, holders will have the right to require us to purchase all or any part of their notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount. We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  information about and the terms and conditions of the change in control;

  •
  information about the holders' right to convert the notes;

  •
  the holders' right to require us to purchase the notes;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  the name and address of the paying and conversion agents.

        Holders must deliver written notice of their exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If holders wish to withdraw this election, they must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. A change in control will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Abgenix (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  •
  in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

        For purposes of this change in control definition:

  •
  the terms "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  the term a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  the term "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  the term "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  the term "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders of notes how a court would interpret this phrase under applicable law if a holder elects to exercise its rights following the occurrence of a transaction which it believes constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers of the notes.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this future debt to accelerate or require us to repurchase this future debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other agreement required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  we fail to provide timely notice of a change in control if such failure continues for 30 days after notice is given;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

  (7)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock in accordance with the provisions of the note and the indenture; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Abgenix, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or interest on, any note;

  •
  reduce the principal amount of or any premium or interest on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

  •
  modify the subordination provisions in a manner materially adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing shall not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  act as the paying agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        State Street Bank and Trust Company of California, N.A serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders will hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, called "participants", and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers of the notes, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called, the "indirect participants", that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts credited had been designated by the initial purchasers of the notes. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability of holders to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, a holder will not be entitled to have the notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will bear all applicable legends, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

REGISTRATION RIGHTS

Registration rights of holders of notes and common stock issuable upon conversion of the notes

        The following summary of the registration rights provided in the registration rights agreement relating to the notes is not complete. You should refer to that registration rights agreement for a full description of the registration rights that apply to the notes and common stock into which the notes are convertible.

        We agreed, pursuant to the registration rights agreement between us and the initial purchasers of the notes, to file the shelf registration statement of which this prospectus forms a part under the Securities Act of 1933 within 90 days after the closing date to register resales of the notes and the shares of common stock into which the notes are convertible (referred to as registrable securities). We will use commercially reasonable efforts to have this shelf registration statement declared effective as soon as practicable after it is filed and, in any event, within 180 days after the issuance of the notes, and to keep it effective until the earliest of (1) the date when all registrable securities shall have been sold pursuant to the shelf registration statement, (2) the date on which all registrable securities are no longer restricted securities (as defined in Rule 144(k) under the Securities Act of 1933) and (3) the date which is two years from the date of the registration rights agreement, such shortest time period referred to as the effectiveness period.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement, of which this prospectus forms a part, generally will be required to provide information about itself and the specifics of the sale, will be named as a selling security holder in a related prospectus, will be required to deliver a prospectus to purchasers, will be subject to relevant civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification obligations.

        If we fail to comply with the above provisions of the registration rights agreement, additional interest will become payable in respect of the registrable securities as follows:

  (1)
  if the shelf registration statement were not filed within 90 days after the issuance of the notes, then commencing on the day after such date, additional interest would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities (determined as described below);

  (2)
  if the shelf registration statement is not declared effective by the SEC on or prior to the 180th day following the issuance of the notes, then commencing on the day after such date,

    additional interest shall accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities; or

  (3)
  if the shelf registration statement were declared effective and then cease to be effective or usable in connection with resales of registrable securities at any time during the effectiveness period (other than for a permitted suspension as described below), then additional interest would accrue on the registrable securities at a rate of 0.5% per annum on the amount of registrable securities;

provided, however, that additional interest on the registrable securities may not accrue under more than one of the foregoing clauses (1), (2) or (3) at any one time; provided, further, however, that (1) upon the filing of the shelf registration statement as required hereunder (in the case of clause (1) above), (2) upon the effectiveness of the shelf registration as required hereunder (in the case of clause (2) above), or (3) upon the effectiveness of a shelf registration which had ceased to remain effective (in the case of clause (3) above), additional interest on the registrable securities as a result of such clause or the relevant subclause thereof, as the case may be, would cease to accrue.

        The term "amount of registrable securities" means (a) with respect to the notes, the aggregate principal amount of all such notes outstanding, (b) with respect to the shares of common stock into which the notes are convertible, the aggregate number of such shares of common stock outstanding multiplied by the conversion price (as defined in the indenture relating to the notes) or, if no notes are then outstanding, the last conversion price that was in effect under such indenture when any such notes were last outstanding, and (c) with respect to combinations thereof, the sum of (a) and (b) for the relevant registrable securities.

        Any amounts of additional interest due will be payable in cash on the regular interest payment dates for the notes.

        We will be permitted to suspend the effectiveness of the shelf registration statement for up to 45 consecutive days in any 90-day period, and for up to a total of 90 days in any 365-day period, without being required to pay additional interest.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement of which this prospectus forms a part will be required to:

  •
  be named as a selling stockholder in a related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other actions as are required to permit unrestricted resales of the registrable securities.

Registration rights of certain former shareholders of Hesed Biomed

        Pursuant to a registration rights agreement entered into as part of our acquisition of Hesed Biomed, Inc. in November 2001, we granted piggyback registration rights to the holders of approximately 540,000 shares of our common stock (including shares underlying warrants exercisable into our common stock) issued or to be issued to the former shareholders of Hesed Biomed. The holders of some of these shares of our common stock have included their shares in the shelf registration statement of which this prospectus forms a part. Our obligations under this registration rights agreement will terminate in November 2002.

Registration rights of Cell Genesys

        Pursuant to our amended and restated stockholder rights agreement, we granted certain demand and piggyback registration rights to Cell Genesys and the other holders of our capital stock parties thereto. Cell Genesys is including its shares of our common stock in the registration statement of which this prospectus forms a part pursuant to the exercise of its rights under the amended and restated stockholder rights agreement. Our registration rights obligations under the amended and restated stockholder rights agreement will terminate in July 2003.

DESCRIPTION OF CAPITAL STOCK

General

        Our amended and restated certificate of incorporation, as amended, authorizes the issuance of up to 220,000,000 shares of common stock, $0.0001 par value per share and authorizes the issuance of 5,000,000 shares of preferred stock, $0.0001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of July 31, 2002, 87,370,317 shares of our common stock were issued and outstanding and held by 236 stockholders of record and no shares of preferred stock were issued and outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

        Our board of directors is authorized, without any further action by the stockholders, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors shall determine. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

        As of May 30, 2002, there was one series of preferred stock, Series A Participating Preferred Stock. The Series A Participating Preferred Stock has a par value of $0.0001 per share, and the number of shares constituting such series is 50,000, of which none is issued and outstanding. The Series A Participating Preferred Stock entitles its holders to quarterly dividends payable in cash in an amount per share equal to 1,000 times the aggregate per share amount of all dividends declared on our common stock. Each share of Series A Participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of our liquidation, dissolution or winding up, the holders of shares of Series A Participating Preferred Stock are entitled to receive an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of our common stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock. The shares of Series A Participating Preferred Stock are not redeemable. The Series A Participating Preferred Stock ranks junior to all other series of our Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such other series provide otherwise.

Other Obligations to Issue Capital Stock

        We are obligated to issue up to 100,000 shares of our common stock upon the occurrence of certain milestones pursuant to the terms of a license agreement.

Stockholder Rights Plan and Certain Charter and Bylaw Provisions and Delaware Law

        In June 1999, our board of directors adopted a stockholder rights plan, which we amended in November 1999 and May 2002. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each outstanding share of our common stock. Preferred share purchase rights will also accompany all future common stock issuances during the life of the plan, including the shares issuable upon conversion of the notes issued in this offering. The purchase rights will trade together with the common shares until they become exercisable. Each right entitles stockholders to buy a fraction of a share of our Series A participating preferred stock with economic terms similar to that of one share of our common stock at an exercise price of $175.00 (subject to adjustment in specified circumstances). Each right will become exercisable following the tenth day after a person or group announces an acquisition of 15% or more of our common stock, or announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

        Following the exercisability of the rights, if an acquiring person obtains 15% or more of our common stock, each right (other than any rights held by such acquiring person or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current market value of twice the exercise price. In addition, if after the rights become exercisable an acquiring person obtains 15% or more of our common stock, (1) we merge into another entity, (2) another entity merges into us or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by such acquiring person or its affiliates) shall entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a value of twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by such person of 50% of the outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by such acquiring person), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We will be entitled to redeem the rights at $0.01 per right at any time before the earlier of (1) such time as any party becomes an acquiring person or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of rights are subject to certain anti-dilution adjustments as described in the rights agreement. Unless earlier exercised, exchanged or redeemed, the rights shall expire on June 2, 2009.

        The stockholder rights plan and some provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws allow us to:

  •
  issue preferred stock without any vote or further action by the stockholders;

  •
  eliminate the right of stockholders to act by written consent without a meeting;

  •
  specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

  •
  eliminate cumulative voting in the election of directors.

        We are subject to certain provisions of Delaware law which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless the transaction meets certain conditions. The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in our control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

Registration Rights of Certain Other Holders

        Certain holders of certain shares of our common stock or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of the amended and restated stockholder rights agreement. The holders of at least 50% of such shares may require, subject to certain limitations in the amended and restated stockholder rights agreement, on two occasions, that we use our best efforts to register the registrable securities for public resale. If we register any of our common stock either for our own account or for the account of other security holders with certain exceptions, the holders of such shares are entitled to include their shares of common stock in the registration. The shares of our common stock registered by Cell Genesys under the registration statement of which this prospectus forms a part are being registered by us pursuant to this undertaking. A holder's right to include shares in an underwritten registration statement is subject to the right of the underwriters to limit the number of shares included in the offering, subject to certain limitations. The holders of such shares may also require us, on no more than two occasions during any 12-month period, to register all or a portion of such securities on Form S-3, provided, among other limitations, that the proposed aggregate selling price, net of underwriting discounts and commissions, is at least $500,000. We will bear all registration expenses (subject to certain limitations) and the holders of the securities being registered will bear all related selling expenses. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, the market price for our common stock and the trading price of the notes could be adversely affected. If we were to file a registration statement and include registrable securities pursuant to the exercise of piggyback registration rights, the sale of such registrable securities may have an adverse effect on our ability to raise capital.

Shelf Registration Statement Relating to November 2000 Private Placement

        In November 2000, we consummated a private placement of our common stock, selling 3,300,000 shares of our common stock to certain institutional investors. In November 2000, we filed a registration statement on Form S-1 relating to our undertaking to register the shares sold in the November 2000 private placement. We have filed post-effective amendments to this registration statement that have not yet been declared effective by the SEC. Our registration obligations arising from this private placement will expire upon the earliest of (1) two years after the closing of the private placement; (2) the date on which a selling shareholder may sell all shares that were bought in the private placement then held by such selling shareholder without restriction by the volume limitations of Rule 144(e) under the Securities Act or (3) such time as all shares purchased by such selling shareholder in the private placement have been sold pursuant to a registration statement.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF NOTES

        The following summary discusses certain material U.S. federal income tax (and in the case of non-U.S. holders, as defined below, certain U.S. federal estate tax) considerations relating to the purchase, ownership, and disposition of notes and the shares of common stock into which the notes may be converted. Except where noted, this summary deals only with beneficial owners of notes and shares of common stock that hold the notes and shares of common stock as capital assets as of the date of this prospectus. Additionally, this summary does not deal with special situations. For example, this summary does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

  •
  tax consequences to persons holding notes or common stock as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

  •
  tax consequences to U.S. holders (as defined below) of notes or common stock whose "functional currency" is not the U.S. dollar;

  •
  alternative minimum tax consequences, if any; or

  •
  any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the "Code", and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or the "IRS", will not challenge one or more of the tax consequences discussed herein.

        If a partnership holds our notes or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner of a partnership holding our notes or common stock should consult its tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

        The following is a summary certain material U.S. federal income tax consequences that will apply to a holder that is a U.S. holder of notes. Certain consequences to "non-U.S. holders" of notes and common stock are described under "—Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a note that is:

  •
  a citizen or resident of the United States.;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

Payments of Interest

        U.S. holders of notes generally will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. If the amount or timing of any payments on a note (other than fixed periodic interest) is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of a note before the resolution of the contingencies. In addition, if the notes were treated as contingent debt instruments, the conversion of notes into common stock may be taxable to a holder. In certain circumstances, holders could receive payments on their notes in excess of principal or stated interest. First, if we call the notes for provisional redemption, holders may be entitled to a "make whole" payment in excess of stated principal and interest, either upon the redemption or upon a conversion of the notes after they are called for redemption but before they are actually redeemed. Second, we may be required to make payments of additional amounts if we do not file or cause to be declared effective a registration statement, as described under "Description of The Notes—Registration Rights." We intend to take the position that the notes should not be treated as contingent payment debt instruments or as original issue discount instruments because of these additional payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments or as having original issue discount. Because of the lack of authority on point, however, the tax consequences of the additional payments are uncertain. The notes could be treated as contingent payment debt instruments, with the consequences described above. If the notes are not treated as contingent payment debt instruments, so that the potential receipt of the additional payments does not affect the accrual of interest, then holders would generally be required to recognize income or gain upon receipt of any such additional payment.

Market Discount

        If a holder purchased a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, holders will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that the holder has not previously included in income and is treated as having accrued on the exchange note at the time of its payment or disposition. In addition, holders may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the holder elects to accrue on a constant interest method. An election to accrue market discount on a constant interest method is to be made for the taxable year in which the holder acquired the note, applies only to that note, and may not be revoked. A holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. A holder's election to include market discount in income currently, once made, applies to all market discount obligations acquired by the holder on or after the first taxable year to which the holder's election applies and may not be revoked without the consent of the IRS. Holders should consult their own tax advisors before making either election described in this paragraph.

Amortizable Bond Premium

        If a holder purchased a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, the holder will be considered to have purchased the note at a "premium". Holders generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under the holder's regular accounting method, except to the extent such premium is attributable to the conversion option on the note. If the holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the holder would otherwise recognize on disposition of the exchange note. The holder's election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies. The holder may not revoke the election without the consent of the IRS. Holders should consult their own tax advisors before making this election.

Constructive Dividend

        The conversion price of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

Sale, Exchange and Redemption of Notes

        Except as provided below under "—Conversion of Notes into Common Stock," and as discussed in the next paragraph, holders will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (less an amount equal to any accrued stated interest not previously included in income which will be treated as a payment of interest for federal income tax purposes) and the holder's adjusted tax basis in the note. Subject to the discussion above regarding contingent payment debt instruments, and except as described above with respect to market discount, any gain or loss recognized on a disposition of the note will be capital gain or loss. If a holder is an individual and has held the note for more than one year, such capital gain will be subject to tax at a maximum rate of 20%. A holder's ability to deduct capital losses may be limited. The tax consequences of the receipt of a "make whole" payment upon a provisional redemption are unclear. Holders should consult their tax advisors regarding the receipt of such payment upon a provisional redemption.

Conversion of Notes into Common Stock

        Subject to (i) the discussion above regarding contingent payment debt instruments, and (ii) the receipt of a "make-whole" payment upon a conversion in connection with a provisional redemption, holders will not recognize any income, gain or loss on the conversion of notes into common stock except to the extent of cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash holders receive in respect of such fractional share, and the portion of the holder's adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash. The holding period for common stock issuable upon conversion of notes will include the period during which the holder held the notes. As noted above, the tax consequences of a "make whole" payment are unclear. The holder could be required to recognize income or gain on the receipt of a make whole payment. Holders should contact their tax advisers regarding the tax consequences of receiving a "make whole" payment and regarding the ownership of common stock.

Consequences to Non-U.S. Holders

        The following is a summary of certain material U.S. federal tax consequences that will apply to non-U.S. holders of notes or common stock. The term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

        Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies" and certain U.S. expatriates, and such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

        The 30% U.S. federal withholding tax will not apply to any payment of interest on a note provided that:

  •
  the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

  •
  the holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  the holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

  •
  (a) the holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the holder holds its notes through certain foreign intermediaries, and it satisfies the certification requirements of applicable Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

        If a holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the holder's conduct of a trade or business in the United States.

        If a holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the holder satisfies the certification requirements described above) in the same manner as if the holder were a U.S. person as defined under the Code. In addition, if the holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        As more fully described under "Registration Rights—Registration rights of holders of notes and common stock issuable upon conversion of the notes," upon the occurrence of certain enumerated events we may be required to make additional payments to holders. Such payments may be treated as interest, subject to the rules described above, or as other income subject to U.S. federal withholding tax.

Conversion of the Notes

        A non-U.S. holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Sale, Exchange or Redemption of Notes or Common Stock," below. A holder could be subject to U.S. federal income tax, however, on any "make whole" payment received upon converting a note after it has been called for provisional redemption. We intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a non-U.S. Holder would be entitled to a refund of the tax withheld.

Dividends

        Any dividends paid to non-U.S. holders with respect to our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion generally, see "Consequences to U.S. Holders—Constructive Dividend" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The withholding tax would also generally apply to any payments of additional amounts for our failure to comply with our obligations under the registration rights agreement relating to the notes. However, dividends that are effectively connected with the conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If such holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Redemption of Notes or Common Stock

        Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by a holder,

  •
  the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder could be subject to U.S. federal income tax, however, on any "make whole" payment received upon a provisional redemption. We intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a non-U.S. Holder would be entitled to a refund of the tax withheld.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to notes owned by holders at the time of their death, provided that (1) the holder does not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the note would not have been, if received at the time of the holder's death, effectively connected with the holder's conduct of a trade or business in the United States. However, common stock held by a holder at the time of the holder's death will be included in the holder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Noteholders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and such persons should consult with their tax advisors before considering an investment in the notes.

Information Reporting and Backup Withholding

        If a holder is a U.S. holder, in general, information reporting requirements will apply to certain payments of principal and interest on the notes, dividends paid on the common stock, and the proceeds of sale of a note or share of common stock unless the holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if the holder fails to provide its taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income. The backup withholding rate for 2002 is 30%.

        If a holder is a non-U.S. holder, in general, such holder will not be subject to backup withholding and information reporting with respect to payments that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is U.S. person and the holder has given us the statement described above under "—Consequences to Non-U.S. Holders—Payment of Interest." In addition, a non-U.S. holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

SELLING SECURITY HOLDERS

        Private Placement of Notes.    We originally issued $200,000,000 principal amount of 3 1/2% Convertible Subordinated Notes due 2007 to the initial purchasers of the notes in a private placement in March 2002. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain non-U.S. persons under Regulation S of the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        Hesed Biomed, Inc. Acquisition.    In November 2001, we completed the acquisition of Hesed Biomed, Inc., a privately-held biotechnology company. In connection with the acquisition, we issued 475,930 shares of our common stock and reserved 61,506 shares of common stock for issuance upon the exercise of warrants held by the former shareholders of Hesed Biomed. Pursuant to a registration rights agreement dated November 1, 2001, we agreed to permit these shareholders to register their shares under the registration statement of which this prospectus forms a part.

        Cell Genesys.    Cell Genesys is our former parent company. In connection with our spin-off from Cell Genesys in 1996, Cell Genesys received shares of our preferred stock, which were thereafter converted into shares of our common stock following our initial public offering in 1998. Cell Genesys has the right to include the shares listed below in the registration statement of which this prospectus forms a part pursuant to our amended and restated stockholder rights agreement. The shares listed below represent all shares of our common stock beneficially owned by Cell Genesys.

        The following table sets forth information as of August 26, 2002 about the principal amount of notes and the common stock (including common stock issuable upon conversion of notes) beneficially owned by each selling security holder that may be offered using this prospectus.

        Unless otherwise described below, to our knowledge, no selling security holder nor any of its affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

        A selling security holder may offer all or some portion of the notes and shares of common stock from time to time. Accordingly, no estimate can be given as to the amount or percentage of notes or shares that will be held by the selling security holders upon termination of any particular offering. See "Plan of Distribution." In addition, the selling security holders identified below may have sold, transferred or disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Security Holder	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Holders of Notes and Common Stock Issuable upon Conversion of Notes
Allstate Insurance Company	700,000	*	25,381	*
Allstate Life Insurance Company	300,000	*	10,877	*
Alta Partners Discount Convertible Arbitrage Holdings, Ltd.	2,500,000	1.25%	90,645	*
Alta Partners Holdings, LDC.	26,500,000	13.25%	960,841	1.09%
Arbitex Master Fund L.P.	4,000,000	2.00%	145,033	*

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$1,000,000	*	36,258		*
B&P Vision—Global Bond Selection	350,000	*	12,690		*
BTPO Growth Vs. Value	1,000,000	*	36,258		*
CC Lifescience Ltd	500,000	*	18,129		*
De Am Convertible Arbitrage Fund	4,000,000	2.00%	145,033		*
Deutsche Banc Alex Brown Inc.	54,223,000	27.11%	1,966,026		2.20%
Highbridge International LLC	19,300,000	9.65%	699,782		*
Jeffries & Co.	1,500,000	*	54,387		*
JP Morgan Securities, Inc.(3)	5,100,000	2.55%	184,917		*
KBC Financial Products USA Inc.	550,000	*	19,942		*
Lancer Securities Cayman Ltd	500,000	*	18,129		*
LDG Limited	750,000	*	27,194		*
Nomura Securities International Inc.(4).	2,500,000	1.25%	90,645		*
Palladin Securities LLC.	500,000	*	18,129		*
Ram Trading LTD	3,000,000	1.50%	108,774		*
S.A.C. Capital Associates, LLC(5)	2,000,000	1.00%	72,516		*
Salomon Brothers Asset Management	40,000,000	20.00%	1,450,326		1.63%
Thomas Weisel Partners	3,475,000	1.74%	125,997		*
TQA Master Fund, Ltd.	1,500,000	*	54,387		*
TQA Master Plus Fund, Ltd.	1,750,000	*	63,452		*
TQA Special Opportunities Master Fund, Ltd	500,000	*	18,129		*
Tribeca Investments, L.L.C.	19,500,000	9.75%	707,034		*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	2,000,000	1.00%	72,516		*
Any other holder of notes or future transferee, pledgee, donee or successor of any holder	502,000	*	18,202		*
Total for Holders of Notes and/or Common Stock Issuable Upon Conversion of Notes:	$200,000,000	100%	7,251,632		7.66%
Holders of Common Stock
Filip Amram	—	—	31,595	(6)	*
Edward D. Ball	—	—	866	(7)	*
Cell Genesys, Inc.(8)	—	—	8,954,136		10.28%
James R. Commers	—	—	1,053		*

F. Joseph Daugherty	—	—	1,076		*
Randall N. Gatz	—	—	383		*
Timothy H. Martin	—	—	9,625		*
William H. McCartney and Christine M. McCartney	—	—	5,223		*
Robert J. Neborsky	—	—	866	(9)	*
Sudhir Paul and Ruchira Paul, as Joint Tenants(10)	—	—	168,261		*
Profit Sharing Plan and Employees Trust of Thomas J. Huerter, DDS, PC	—	—	1,540	(11)	*
Willam M. Salmons, Jr.	—	—	108	(12)	*
Frederick J. Simon	—	—	2,567	(13)	*
Nancy P. Smith and Larry J. Smith	—	—	120,000		*
Edward J. Smithwick	—	—	11,010		*
UneMed Corporation	—	—	7,189		*
Victus Capital, L.P.	—	—	26,562		*
Total for Holders of Common Stock:	—	—	9,342,060		10.73%

*
Less than one percent.

(1)
For holders of notes, assumes conversion of all of the holders' notes at a conversion price of $27.58 per share of common stock. This conversion price, however, is subject to adjustment as described under the section captioned "Description of Notes" in this prospectus. Accordingly, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d) of the Exchange Act, using 87,370,317 shares of common stock outstanding as of July 31, 2002. In calculating this amount for holders of notes, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. We did not, however, assume the conversion of any other holder's notes. In the case of shares issuable upon exercise of warrants, we treated as outstanding the number of shares issuable upon the exercise of each holder's warrants, but we did not assume the exercise of warrants of any other holders. Except as otherwise indicated, to our knowledge, none of the selling holders of notes beneficially owns any of our common stock other than the shares of common stock issuable upon conversion of the notes and none of the selling holders of common stock beneficially owns any of our common stock other than the shares registered hereunder.

(3)
J.P. Morgan Securities Inc. or its affiliates own 11,843 shares of our common stock that is not being registered hereby.

(4)
Nomura Securities International Inc. or its affiliates own 40,604 shares of our common stock that is not being registered hereby.

(5)
S.A.C. Capital Associates, LLC or its affiliates own 1,100,000 shares of our common stock that is not being registered hereby.

(6)
Includes 3,464 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

(7)
Consists of 866 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

(8)
Cell Genesys, Inc. is our former parent company and has owned over 10% of our stock since our initial public offering. In addition, Dr. Stephen A. Sherwin, Chairman and Chief Executive Officer of Cell Genesys, was a member of our board of directors from our inception until June 2002. Dr. Sherwin did not seek re-election to our board of directors at our 2002 annual meeting. Further, Abgenix and Cell Genesys are parties to a Gene Therapy Rights Agreement entered into in connection with our spin-off from Cell Genesys, which provides Cell Genesys with certain rights to commercialize products based on antibodies generated with XenoMouse technology in the field of gene therapy. Both parties have ongoing royalty and other obligations under this agreement.

(9)
Consists of 866 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

(10)
Sudhir Paul serves as a part-time consultant to Abgenix.

(11)
Includes 390 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

(12)
Consists of 108 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

(13)
Includes 650 shares issuable upon the exercise of warrants to purchase common stock exercisable within 60 days of the date of this prospectus.

PLAN OF DISTRIBUTION

        The notes and the common stock (including the common stock into which the notes are convertible) are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the notes or the common stock by selling security holders.

        The selling security holders, including their pledgees, assignees, donees, or other successors-in-interest may sell the notes and the common stock directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for discounts, concessions or commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

  •
  through the writing of options; or

  •
  through any other method permitted under applicable law.

        In connection with sales of the notes and the common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock in the course of hedging the positions they assume. The selling security holders may also sell short the notes and the common stock and deliver the notes or the common stock to close out short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell the securities.

        The aggregate proceeds to the selling security holders from the sale of the notes or common stock offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $450,000.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. They may also be subject to certain statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        We are not aware of any plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling security holders. We do not assure you that the selling security holders will sell any or all of the notes and the common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any selling security holder will not transfer, devise or gift the notes and the common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ABGX." We do not intend to apply for listing of the notes on any securities exchange or other stock market. Accordingly, we give you no assurance as to the development of liquidity or any trading market for the notes. See "Risk Factors—There is no public market for the notes and transfers of the notes will be restricted."

        To the extent required, the specific notes or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts and other terms constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement.

        We entered into a registration rights agreement for the benefit of the holders of the notes and the common stock issuable upon conversion of notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. We also entered into a registration rights agreement for the benefit of certain former shareholders and warrant holders of Hesed Biomed, allowing such holders to register their common stock under applicable federal and state securities laws under specific circumstances and at specific times. Additionally, we entered into an amended and restated stockholder rights agreement for the benefit of certain holders of our capital stock, including Cell Genesys, that granted certain registration rights to such holders. These registration rights agreements provide for cross-indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses payable by us (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

LEGAL MATTERS

        The validity of the notes and the shares of common stock offered hereby have been passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California.

EXPERTS

        Our financial statements at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein. Our financial statements are incorporated in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Abgenix estimates that the expenses payable by it in connection with the offerings described in this Registration Statement will be as follows:

Registration fee	$29,754
Printing and engraving expenses	$12,500
Accounting fees and expenses	$70,000
Legal fees and expenses	$300,000
Trustee and transfer agent fees and expenses	$15,000
Rating agency fees and expenses	—
Miscellaneous expenses	$22,746

Total	$450,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

        See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Abgenix's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on August 27, 2002.

ABGENIX, INC.
Date: August 27, 2002	By:	/s/ RAYMOND M. WITHY Raymond M. Withy, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date

/s/ RAYMOND M. WITHY Raymond M. Withy, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	August 27, 2002
/s/ KURT LEUTZINGER Kurt Leutzinger	Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2002
/s/ R. SCOTT GREER* R. Scott Greer	Chairman of the Board of Directors	August 27, 2002
/s/ M. KATHLEEN BEHRENS, PH.D.* M. Kathleen Behrens, Ph.D.	Director	August 27, 2002
/s/ RAJU S. KUCHERLAPATI, PH.D.* Raju S. Kucherlapati, Ph.D.	Director	August 27, 2002
/s/ MARK B. LOGAN* Mark B. Logan	Director	August 27, 2002
*By:	/s/ KURT LEUTZINGER Name: Kurt Leutzinger Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
4.1(1)	Specimen Common Stock Certificate.
4.2(2)	Indenture, dated March 4, 2002, between Abgenix, Inc. and State Street Bank and Trust Company of California, N.A., as Trustee.
4.3(2)	Registration Rights Agreement, dated March 4, 2002, between Credit Suisse First Boston Corporation, Banc of America Securities LLC and Robertson Stephens Inc. and Abgenix, Inc.
4.4(3)	Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, as Rights Agent, dated May 8, 2002.
5.1*	Opinion of Simpson Thacher & Bartlett.
12.1	Statement re: Computation of Ratios.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2*	Consent of Simpson Thacher & Bartlett (included in Opinion filed as Exhibit 5.1).
24.1*	Power of Attorney.
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of State Street Bank and Trust Company of California, N.A., as Trustee under the Indenture.

*
Previously filed.

(1)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(2)
Incorporated by reference to same exhibit filed with the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2002.

(3)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A (File No. 000-24207).

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DEFICIENCY OF EARNINGS TO FIXED CHARGES
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
REGISTRATION RIGHTS
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF NOTES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF NOTES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES